Exhibit 99.1

                                                    Contact: Brenda Adrian
                                                             Tony Knight
                                                             Sitrick And Company
                                                             (310) 788-2850


For Immediate Release
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             CFP Holdings, Inc. Facilitates Financial Restructuring
                by Filing Chapter 11; Custom Food Products, Inc.
                 Receives Commitment for Post-Petition Financing

     Montebello, California - February 1, 2001 - CFP Holdings, Inc. announced today that in order to facilitate a financial restructuring that will realign its burdensome debt structure and enable it to compete more effectively in the future, the Company and its wholly-owned subsidiary, Custom Food Products, Inc. (Custom Foods) have filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California in Los Angeles.

     In conjunction with the filing, Custom Foods said that, to ensure that customer and creditor relationships remain intact, it has received a commitment for approximately $18 million in debtor-in-possession (DIP) financing to augment its strong cash position to fund its operations during the voluntary restructuring under Chapter 11. The financing, which is subject to Court approval, is being provided by the Company's long-time pre-petition lender Fleet Capital Corp.

     Eric W. Ek, president and chief executive officer of Custom Foods said, "I am confident that the Company's key customers will continue to support Custom Foods throughout the restructuring period." Ek stated that, "he has received indications of full support from each of the Company's largest customers."



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     Custom Food Products, Inc., one of the country's leading developers and manufacturers of pre-cooked meat, poultry, and pork, incurred substantial indebtedness in connection with the financing of an acquisition by its parent of another company, and as a result is highly leveraged. Filing Chapter 11 will allow Custom Foods to continue operating its profitable business while restructuring its substantial debt obligation.

     Custom Foods expects to continue processing in excess of 80 million pounds of meat per year to meet the needs of its long-term customers. The Company will continue to serve its customers by providing quality products that consistently meet their changing needs and remaining cost competitive. Custom Foods will continue to be a leader in the research and development of value-added beef, pork and poultry products for both food service and consumer products customers.

     "Chapter 11 should allow us to continue to move forward with our planned improvements in operations and sales and should allow us to achieve our restructuring objectives in an orderly, timely manner," said Mr. Ek. Custom Food employees will continue to be compensated as we continue with business as usual."

     Mr. Ek stated that although federal law prohibits the payment of pre-petition debt without a court order, Custom Foods will pay vendors for goods and services received after the filing in the ordinary course of business. "We appreciate the continuing support that our vendors have demonstrated and now they have the comfort of knowing the law gives a priority status to bills for goods and services received after the filing," said Mr. Ek.

     He said that with the support of its suppliers and the hard work of its employees, Custom Foods is optimistic it will emerge from the restructuring process as a stronger, profitable, and more competitive enterprise.


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     Under Chapter 11, Custom Foods will continue to operate its business subject to the supervision of the bankruptcy court. Custom Foods is represented by Klee, Tuchin, Bogdanoff, & Stern L. L. P. The Company also has engaged the services of Trimingham Americas Inc. of New York, to support the efforts of the Company in its discussions with its senior lenders and its vendors.

     CFP Holdings, Inc. is a leading developer, manufacturer and marketer of value-added meat and poultry products sold to the food service industry and manufacturers of packaged foods.

This news release may have included forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectation will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission and in this statement. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.